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                                                                     Exhibit 5.1

                                            [MORGAN, LEWIS & BOCKIUS LETTERHEAD]






__________, 2000

ServiceWare Technologies, Inc.
333 Allegheny Avenue
Oakmont, Pennsylvania 15139

                  Re: Issuance of 5,175,000 Shares of Common Stock pursuant to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ServiceWare Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement (the "Registration Statement") on Form S-1 (Reg. No. 333-33818), including the amendments thereto, relating to the public offering by the Company of an aggregate of 5,175,000 shares (including 675,000 shares subject to an over-allotment option) of the Company's shares of common stock, $.01 par value per share (the "Shares"). All of the Shares are being offered by the Company.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (1) the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware, (2) the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware in connection with the issuance and sale of the Company's Series F Preferred Stock, (3) the Third Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of Delaware prior to the issuance and sale of the Shares, (4) the By-laws of the Company, and (5) such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion we express herein.

         Based on the foregoing, we are of the following opinion:
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ServiceWare Technologies, Inc.
__________, 2000
Page 2

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

                  2. The Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the Registration Statement, will be duly and validly issued and fully paid and non-assessable.

We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to any law, other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported decisions interpreting such Corporation Law and such applicable provisions.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,